Exhibit 10.3

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS GRANT NOTICE AND
GLOBAL RESTRICTED STOCK UNITS AWARD AGREEMENT

Silicon Laboratories Inc., a Delaware corporation (the “Company”), pursuant to its 2009 Stock Incentive Plan, as amended and restated (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of Restricted Stock Units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share, on the terms and conditions set forth herein and in the Global Restricted Stock Units Award Agreement attached hereto (the “Award Agreement”), including any country-specific terms and conditions set forth in an appendix to such agreement (the “Appendix”), and in the Plan, which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:

Grant Date:

Number of Restricted Stock Units:

Vesting Commencement Date:

Settlement Date:	The date on which one (1) Share is issued in settlement of each Restricted Stock Unit that has vested in accordance with the vesting schedule set forth below.

Vesting Schedule:

Except as provided in the Award Agreement and provided that the Participant’s Service (as defined in Section 3.1 of the Award Agreement) has not terminated prior to the relevant date, the Restricted Stock Units shall vest in accordance with the following schedule: twenty-five percent (25%) of the total number of Restricted Stock Units set forth in this Grant Notice shall vest on each of the first four (4) anniversaries of the Vesting Commencement Date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement, including the Appendix, and this Grant Notice.  The Participant has reviewed the Award Agreement, the Appendix, the Plan, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of this Grant Notice, the Award Agreement, the Appendix, and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Restricted Stock Units.

SILICON LABORATORIES INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNITS AWARD AGREEMENT

Silicon Laboratories Inc. (the “Company”) has granted to the Participant named in the Restricted Stock Units Grant Notice (the “Grant Notice”) to which this Global Restricted Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Award Agreement, including any country-specific terms and conditions set forth in an appendix to such agreement (the “Appendix”).  The Award has been granted pursuant to the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended and restated (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.

1.                                      THE AWARD.

The Company hereby awards to the Participant Restricted Stock Units under the Plan.  Subject to the terms of this Award Agreement and the Plan, each Restricted Stock Unit represents a right to receive one (1) share of Common Stock (a “Share”) on the applicable vesting date.  The number of Shares subject to this Award, the applicable vesting schedule for the Restricted Stock Units, the dates on which the Shares underlying the Restricted Stock Units will be issued, and the remaining terms and conditions are set forth in the Grant Notice and this Award Agreement.  Unless and until the Restricted Stock Units have vested in accordance with the vesting schedule set forth in the Grant Notice, the Participant will have no right to settlement of such Restricted Stock Units.  Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation.

2.                                      VESTING OF RESTRICTED STOCK UNITS.

2.1                               Normal Vesting.  Except as otherwise provided in this Award Agreement, the Restricted Stock Units shall vest as provided in the Grant Notice.

2.2                               Leave of Absence/Part-Time Work.  Unless otherwise determined by the Committee and to the extent permissible under applicable local law, the following provisions may apply upon the Participant’s commencement of an authorized leave of absence:

(a)                                 The vesting schedule in effect under the Grant Notice shall be frozen as of the first fifteenth (15th) day of a month immediately following the commencement of the authorized leave, and the number of Restricted Stock Units subject thereto shall not vest for any additional installments during the period Participant remains on such leave.  Vesting of the Restricted Stock Units shall resume upon the first fifteenth (15th) day of a month immediately following the Participant’s resumption of active Service.

(b)                                 Should the Participant resume active Service within ninety (90) days after the start date of the authorized leave, the Participant shall, for purposes of the vesting schedule set forth in the Grant Notice, receive vesting credit for the entire period of such leave.  If the Participant does not resume active Service within such ninety (90)-day period, then no vesting credit shall be given for the period of such leave.

(c)                                  Part-Time Work.  To the extent permissible under applicable local law, if the Participant commences working on a part-time basis, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.

3.                                      TERMINATION OF SERVICE.

3.1                               General Rule.  In the event that, prior to the Vesting Date, the Participant ceases to provide services to the Company (or any Subsidiary or Affiliate) in the capacity of an Employee, Director or Consultant (collectively referred to herein as “Service”) for any reason, with or without cause, the Participant shall forfeit all Restricted Stock Units which are not, as of the time of such termination, vested, and the Participant shall not be entitled to any payment therefor.

3.2                               Determination of Termination Date.  For purposes of this Award Agreement, the Participant’s date of cessation of Service shall mean the date upon which the Participant ceases active performance of services for the Company, a Subsidiary or Affiliate, as determined by the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Award Agreement and without reference to any other agreement, written or oral, including the Participant’s contract of employment (if any).  Thus, in the event of termination of the Participant’s Service (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the grant of Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

4.                                      SETTLEMENT OF THE AWARD.

4.1                               Issuance of Shares of Common Stock.  Subject to the provisions of Section 4.3 and Section 5 below, the Company shall issue to the Participant on the vesting date, or as soon as practicable thereafter, with respect to each Restricted Stock Unit to be settled on such date, one (1) Share.  Shares issued in settlement of Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 4.3.

4.2                               Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice, any or all Shares acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant.

4.3                               Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.  Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

4.4                               Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

5.                                      TAX WITHHOLDING AND ADVICE.

5.1                               In General.  The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

5.2                               Withholding of Taxes.  Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the Restricted Stock Unit.  In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Restricted Stock Unit, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items .

If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.  Finally, the Participant agrees to pay to the Company or the Employer, including through direct payment from the Participant and/or withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

5.3                               Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax, social contributions or other tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX AND SOCIAL SECURITY LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT IS HEREBY ADVISED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICIPANT’S PARTICIPATION IN THE PLAN BEFORE TAKING ANY ACTION RELATED TO THE PLAN. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6.                                      AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement, the Appendix and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Company’s equity compensation plan recordkeeper is Fidelity Stock Plan Services, LLC (the “Recordkeeper”).  The Participant understands that Data will be transferred to the Recordkeeper or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.   The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department.  The Participant authorizes the Company, the Recordkeeper and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s stock administration department.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant  does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Restricted Stock Units or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s stock administration department.

7.                                      EFFECT OF CHANGE IN CONTROL ON AWARD.

7.1                               In the event of a Change in Control, the vesting of the Restricted Stock Units shall be accelerated in full and the total number of Restricted Stock Units subject to the Award shall be deemed vested effective as of immediately prior to the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date.  No such acceleration, however, shall occur if and to the extent: (i) these Restricted Stock Units are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted stock units of the successor corporation (or parent thereof); or (ii) these Restricted Stock Units are replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the Restricted Stock Units at the time of the Change in Control and provides for subsequent pay-out in accordance with the vesting schedule set forth in the Grant Notice.  The determination of the comparability of restricted stock units under clause (i) shall be made by the Committee, and such determination shall be final, binding and conclusive.  This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.2                               In the event that the Restricted Stock Units are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted stock units of the successor corporation (or parent thereof) and, within eighteen (18) months of the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Restricted Stock Units shall be accelerated in full and the total number of Restricted Stock Units subject to the Award shall be deemed vested effective as of the date of the Participant’s Involuntary Termination.

8.                                      ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

The number of Restricted Stock Units awarded pursuant to this Award Agreement is subject to adjustment as provided in the Article 11 of the Plan.  Upon the occurrence of an event described in Article 11 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Shares” for all purposes of the Award.  The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

9.                                      NO ENTITLEMENT OR CLAIMS FOR COMPENSATION.

9.1                               Nature of the Grant.  In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the grant of the Restricted Stock Unit is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)                                  all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the Restricted Stock Unit grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

(e)                                  the Participant is voluntarily participating in the Plan;

(f)                                   the Restricted Stock Unit and the Shares subject to the Restricted Stock Unit are not intended to replace any pension rights or compensation;

(g)                                  the Restricted Stock Unit and the Shares subject to the Restricted Stock Unit, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Unit resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Unit to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)                                    unless otherwise provided in the Plan or determined by the Company in its discretion, the Restricted Stock Unit and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Unit or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(k)                                 the following provisions apply only if the Participant is providing services outside the United States:

(i)             the Restricted Stock Unit and the Shares subject to the Restricted Stock Unit are not part of normal or expected compensation or salary for any purpose; and

(ii)          the Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Unit or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Unit or the subsequent sale of any Shares acquired upon settlement.

10.                               RIGHTS AS A STOCKHOLDER.

The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares or the deposit of such Shares in a brokerage account (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 8.

11.                               MISCELLANEOUS PROVISIONS.

11.1                        Amendment.  The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Code Section 409A, as further provided in the Plan.  No amendment or addition to this Award Agreement shall be effective unless in writing.

11.2                        Nontransferability of the Award.  Prior to the issuance of Shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any Restricted Stock Units subject to the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company, or a Subsidiary or Affiliate.  Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

11.3                        Further Instruments and Imposition of Other Requirements.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant, vesting and settlement of the Restricted Stock Units or the sale of Shares received pursuant to this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

11.4                        Binding Effect.  This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

11.5                        Notices.  Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

11.6                        Construction of Award Agreement.  The Grant Notice, this Award Agreement, and the Restricted Stock Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under the Grant Notice, this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Restricted Stock Units.

11.7                        Governing Law and Venue.  The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.  For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas, where this grant is made and/or to be performed.

11.8                        Section 409A.  Notwithstanding any other provision of the Plan, this Award Agreement or the Grant Notice, the Plan, this Award Agreement, the Appendix and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Restricted Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and the terms of this Award Agreement shall be interpreted in compliance with this intention.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Committee determines are necessary or appropriate to ensure that the Restricted Stock Units qualify for exemption from or comply with Section 409A of the Code or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representations that the Restricted Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units.

11.9                        Administration.  The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Restricted Stock Units.

11.10                 Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11                 Severability.  If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

11.12                 Language.  If the Participant has received this Award Agreement or any other document related to the Plan in a language other than English and the meaning of the translated version is different from the English version, the English version will control.

11.13                 Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11.14                 Appendix.  Notwithstanding any provisions in this Award Agreement, the grant of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Participant’s country of residence.  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons and, in such event, the Company reserves the right to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Appendix is hereby incorporated by reference as part of this Award Agreement

11.15                 Waiver.  The Participant acknowledges that the Company’s waiver of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

11.16                 Clawback/Recovery.  The Restricted Stock Units shall be subject to the Clawback/Recovery provisions contained in Article 15.16 of the Plan.

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

APPENDIX TO

GLOBAL RESTRICTED STOCK UNITS AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the award of restricted stock units (“Restricted Stock Units”) to the Participant by Silicon Laboratories Inc. (the “Company”) under the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended and restated (the “Plan”) if the Participant resides in one of the countries listed below.  Capitalized terms not explicitly defined in this Appendix but defined in the Plan or the Global Restricted Stock Units Award Agreement (the “Award Agreement”) shall have the same definitions as in the Plan, the Grant Notice and/or the Award Agreement, as applicable.

Notifications

This Appendix also includes information regarding exchange control and other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of October 2013.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or the shares of the common stock (“Shares”) underlying the Restricted Stock Units are sold.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

FRANCE

Terms and Conditions

Language Consent.  By executing and submitting the Grant Notice, the Participant confirms that he or she has read and understood the documents relating to the Restricted Stock Units (the Grant Notice, the Award Agreement, the Appendix and the Plan), which were provided in the English language.  Participant accepts the terms of these documents accordingly.

En signant et renvoyant le présent Formulaire d’Attribution, le Participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution d’actions gratuites (le Formulaire d’Attribution, le Contrat d’attribution, l’Annexe et le Plan) qui lui ont été communiqués en langue anglaise. Le Participant en accepte les termes en connaissance de cause.

Notifications

French-Qualified Award.  If you are a French resident at the time the Restricted Stock Units are granted and you receive Restricted Stock Units that are intended to qualify for specific tax and social security treatment in France under Sections L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended, the terms of your Restricted Stock Units are governed by the Plan as amended by the Restricted Stock Unit Sub-Plan to the Silicon Laboratories Inc. 2009 Stock Incentive Plan for eligible employees in France, as well as by the Restricted Stock Unit Award Agreement for Participants in France.

GERMANY

Notifications

Exchange Control Notification.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  No report is required for payments less than €12,500.  The Participant is responsible for obtaining the appropriate form from a German federal bank and complying with applicable reporting requirements.

HONG KONG

Terms and Conditions

Warning:  The Restricted Stock Units and Shares issued upon settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to eligible individuals employed or engaged by the Company and/or its Subsidiaries and Affiliates.  The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Restricted Stock Units are intended only for the personal use of each Participant and may not be distributed to any other person.  If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, the Participant should obtain independent professional advice.

Settlement of the Award and Sale of Shares.  This provision supplements Section 4 of the Award Agreement:

In the event the Participant’s Restricted Stock Units vest and Shares are issued to the Participant within six months of the Grant Date, the Participant agrees that the Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

HUNGARY

There are no country-specific provisions.

JAPAN

Notifications

Foreign Asset Reporting Information.  The Participant is required to report details of any assets held outside Japan as of December 31st (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million.  Such report will be due by March 15th each year.  The Participant should consult with the Participant’s personal tax advisor to determine if the reporting obligation applies to the Participant’s personal situation.

NORWAY

Notifications

Securities Law Information.  The grant of the Restricted Stock Units is exempt from the requirement to publish a prospectus under local securities requirements and the EU Prospectus Directive as implemented in Norway.

SINGAPORE

Notifications

Securities Law Information.  The Restricted Stock Units Award is being made to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the Participant with a view to the Shares being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Participant should note that the Restricted Stock Units Award is subject to section 257 of the SFA, and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Restricted Stock Units, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation.  If the Participant is a director, associate director or shadow director of a Subsidiary or Affiliate of the Company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singaporean Subsidiary or Affiliate in writing when the Participant receives an interest (e.g., Restricted Stock Units, Shares) in the Company or any Subsidiary or Affiliate.  In addition, the Participant must notify the Singapore Subsidiary or Affiliate when the Participant sells Shares of the Company or any Subsidiary or Affiliate (including when the Participant sell shares acquired through the vesting of the Participant’s Restricted Stock Units).  These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate.  In addition, a notification must be made of the Participant’s interests in the Company or any Subsidiary or Affiliate within two business days of becoming a director.

Insider-Trading Notification.  The Participant should be aware of the Singapore insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plan.  Under the Singapore insider-trading rules, the Participant is prohibited from selling Shares when he or she possesses information, not generally available, which the Participant knows or should know will have a material effect on the price of the Shares once such information is generally available.

TAIWAN

Notifications

Securities Law Information.  The Restricted Stock Units Award and the Shares to be issued pursuant to the Plan are available only for employees of the Company and its Subsidiaries or Affiliates.  The offer of the Restricted Stock Units Award is not a public offer of securities by a Taiwanese company.

Exchange Control Notification.  The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year.  If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Tax Withholding and National Insurance Contributions Acknowledgment.  The following provision supplements Section 5 of the Award Agreement:

The Participant agrees that the Employer and/or the Company may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from the relevant tax authorities.

If payment or withholding of income tax is not made within ninety (90) days of the event giving rise to the income tax (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date.  The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 5.2 of the Award Agreement.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant will not be eligible for such a loan to cover the taxes due.  In the event that the Participant is a director or executive officer and income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) (including the Employer’s NICs, as defined below) will be payable.  The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and reimbursing the Employer for any NICs (including the Employer’s NICs, as defined below) due on this additional benefit.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to the Participant.  As a condition of the Participant’s participation in the Plan and the settlement of the Restricted Stock Units, the Participant agrees to accept any liability for secondary Class 1 NICs (the “Employer’s NICs”) which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items.  Without limitation to the above, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other consent or elections required to accomplish the transfer of the Employer’s NICs to the Participant.  If any other consents or elections are required by the Company and/or the Employer to accomplish the above, the Participant agrees that the Participant will provide these promptly on request.  The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer.  The Participant further agrees that the Company and/or the Employer may collect the Employer’s NICs by any of the means set forth in Section 5.2 of the Award Agreement.  The Participant agrees to enter into a Joint Election prior to the vesting of any Restricted Stock Units.

Restricted Stock Units Payable in Shares Only. Notwithstanding any discretion contained in the Plan, or any provision in the Award Agreement to the contrary, Restricted Stock Units granted to Participants in United Kingdom shall be paid in Shares only and do not provide any right for Participants in the United Kingdom to receive a cash payment.

Dividend Equivalents.  Notwithstanding Section 8.3 of the Plan, or any other provision in the Plan or the Award Agreement to the contrary, Dividend Equivalents paid in respect of Restricted Stock Units granted to Participants may not be paid to Participants in the United Kingdom prior to the vesting of those Restricted Stock Units.

UNITED STATES

Terms and Conditions

Death of the Participant.  Notwithstanding Sections 3.1 and 3.2 of the Award Agreement, if the Participant ceases Service prior to the Vesting Date by reason of his or her death, the vesting of the Restricted Stock Units shall be accelerated in full and the total number of Restricted Stock Units subject to the Award shall vest effective as of the date of the Participant’s death.  The Shares due in settlement of such Restricted Stock Units shall be issued to the personal representative of the Participant’s estate, the person or persons to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

Issuance of Shares of Common Stock.  The following replaces the first sentence in Section 4.1 of the Award Agreement.

Subject to the provisions of Section 4.3 and Section 5 below, the Company shall issue to the Participant (or, if applicable, the Participant’s Heirs), on the vesting date, or as soon as practicable thereafter, with respect to each Restricted Stock Unit to be settled on such date, one (1) Share.

Beneficial Ownership of Shares; Certificate Registration.  The following replaces the last sentence in Section 4.2 of the Award Agreement.

Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, the personal representative of the Participant’s estate or the person or persons to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.